Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Path 1 Network Technologies Inc. for the registration of 1,709,649 shares of its common stock and to the incorporation by reference therein of our report dated March 15, 2005, with respect to the consolidated financial statements of Path 1 Network Technologies Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ Swenson Advisors, LLP

San Diego, California

March 30, 2005